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EXHIBIT 5


LAW OFFICES OF IWONA J. ALAMI
620 NEWPORT CENTER DR., SUITE 1100
NEWPORT BEACH, CA 92660
TEL. (949) 760-6880

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

      Re:   Travelstar, Inc.

Ladies and Gentlemen:

We are acting as counsel for Travelstar, Inc., a California corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 5,000,000 shares of the Company's Common Stock, no par value per share (the "Shares"), issuable pursuant to the Company's 2003 Equity Compensation Plan (the "Plan").

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Law Offices of Iwona J. Alami

                                          /s/ Iwona J. Alami